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                                                                    Exhibit 14.1

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                       CODE OF BUSINESS CONDUCT AND ETHICS

           ADOPTED BY THE BOARD OF DIRECTORS OF SOMANETICS CORPORATION
                              ON DECEMBER 12, 2003

INTRODUCTION

         This Code of Business Conduct and Ethics covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees, officers and directors of Somanetics. All of our employees, officers and directors must conduct themselves accordingly and seek to avoid even the appearance of improper behavior.

         You must comply with the law, in the unexpected situation where a law conflicts with a policy in this Code. If you have any questions about these conflicts, you should ask your manager or other appropriate person how to handle the situation.

         Those who violate the standards in this Code will be subject to disciplinary action, up to and including termination of employment or other service or actions to remove you as a director. If you are in a situation which you believe may violate or lead to a violation of this Code, follow the guidelines described in Section 14 of this Code.

1.       COMPLIANCE WITH LAWS, RULES AND REGULATIONS

         Obeying the law, both in letter and in spirit, is the foundation on which Somanetics' ethical standards are built. All employees, officers and directors must respect, obey and comply with all applicable governmental laws, rules and regulations, including those of the cities, states and countries in which we operate. Although not all employees, officers and directors are expected to know the details of these laws, rules and regulations, it is important to know enough to determine when to seek advice from managers or other appropriate persons.

         If requested, Somanetics will hold information and training sessions to promote compliance with laws, rules and regulations, including insider-trading laws.

2.       CONFLICTS OF INTEREST

         A "conflict of interest" exists when a person's private interest interferes in any way with the interests of Somanetics. A conflict situation can arise when an employee, officer or director takes action or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or

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                      Code of Business Conduct and Ethics

her position at Somanetics. Loans to, or guarantees of obligations of, employees, officers, directors and their family members may create conflicts of interest.

         It is almost always a conflict of interest for a Somanetics employee, officer or director to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, supplies or competitors, except on our behalf. Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with a Somanetics officer, Somanetics' Audit Committee or Somanetics' legal counsel. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a manager or other appropriate person or consult the procedures described in Section 14 of this Code.

3.       INSIDER TRADING

         Employees, officers and directors who have access to confidential information (and any employee, officer or director could have access to such information) are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about Somanetics should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. In order to assist with compliance with laws against insider trading, Somanetics has adopted a specific policy governing employees', officers' and directors' trading in securities of the Company. This policy has been distributed to every employee, officer and director. If you have any questions, please consult the Vice President of Administration or Somanetics' legal counsel.

4.       CORPORATE OPPORTUNITIES

         Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No employee, officer or director may use corporate property, information, or position for improper personal gain, and no employee, officer or director may compete with Somanetics directly or indirectly. Employees, officers and directors owe a duty to Somanetics to advance its legitimate interests when the opportunity to do so arises.

5.       COMPETITION AND FAIR DEALING

         We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee, officer and director should endeavor to respect the rights of and deal fairly with Somanetics' customers, suppliers, competitors, employees, officers and directors. No employee, officer or director should take unfair advantages of anyone through manipulation, concealment,

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abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

         The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Somanetics employee, officer, director, family member of an employee, officer or director or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws, rules or regulations. Please discuss with your manager or other appropriate person any gifts or proposed gifts which you are not certain are appropriate.

6.       DISCRIMINATION AND HARASSMENT

         The diversity of Somanetics' employees, officers and directors is a tremendous asset. We are committed to provided equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances. Each employee, officer and director has been given a copy of our policy which prohibits such actions and provides a method to report prohibited behavior.

7.       HEALTH AND SAFETY

         Somanetics strives to provide each employee, officer and director with a safe and healthy work environment. Each employee, officer and director has responsibility for maintaining a safe and healthy workplace for all employees, officers and directors by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

         Violence and threatening behavior are not permitted. Employees, officers and directors should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

8.       RECORD-KEEPING

         Somanetics requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

         Many employees, officers and directors regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your manager, the Vice President of Finance or another appropriate person.

         All of Somanetics' books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect Somanetics' transactions and must conform both to applicable legal requirements and to Somanetics' system of internal controls. Unrecorded or

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"off the books" funds or assets should not be maintained unless permitted by applicable law or regulation and with the knowledge of the President and the Vice President of Finance.

         Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterization of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to Somanetics' record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the Vice President of Administration.

9.       CONFIDENTIALITY

         Employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by Somanetics or its customers, except when disclosure is authorized by a company officer or legal counsel, or required by laws, rules or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to Somanetics or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment or other service ends. In connection with this obligation, every employee and officer should have executed a confidentiality agreement when he or she began his or her employment with Somanetics.

10.      PROTECTION AND PROPER USE OF SOMANETICS' ASSETS

         All employees, officers and directors should endeavor to protect Somanetics' assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on Somanetics' profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

         The obligation of employees, officers and directors to protect Somanetics' assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Somanetics' policy. It could also be illegal and result in civil or even criminal penalties.

11.      PAYMENTS TO GOVERNMENT PERSONNEL

         The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

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         In addition, the U.S. government has a number of laws, rules and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Somanetics' policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. Somanetics' Vice President of Administration can provide guidance to you in this area.

12.      WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

         Any waiver of this Code for executive officers or directors may be made only by the Board and will be promptly disclosed as required by law or stock exchange or association regulation.

13.      REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR OR VIOLATIONS OF THIS CODE

         Employees, officers and directors are encouraged to talk to managers, officers or other appropriate persons about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. It is Somanetics' policy not to allow retaliation for reports of misconduct by others made in good faith by employees, officers or directors. Employees, officers and directors are expected to cooperate in internal investigations of misconduct.

         Employees, officers and directors must read Somanetics' EMPLOYEE COMPLAINT PROCEDURES FOR ACCOUNTING AND AUDITING MATTERS, which describes Somanetics' procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters. Any employee, officer or director may submit a good faith concern regarding questionable accounting or auditing matters without fear of dismissal or retaliation of any kind.

         Each employee, officer and director of Somanetics shall promptly bring to the attention of the CEO, the Vice President of Administration, the Audit Committee or a combination of them, as appropriate, any information he or she may have concerning any violation of this Code of Business Conduct and Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any employee, officer or director of Somanetics.

         Each employee, officer and director of Somanetics shall promptly bring to the attention of the CEO, the Vice President of Finance, the Audit Committee or a combination of them, as appropriate, any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to Somanetics and the operation of its business, by Somanetics or any of its agents.

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14.      COMPLIANCE PROCEDURES

         We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

         - Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

         - Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

         - Clarify you responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

         - Discuss the problem with your manager. This is the basic guidance for all situations. In many cases, your manager will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your manager's responsibility to help solve problems.

         - Seek help from Company resources. In the event that it is not appropriate to discuss an issue with your manager (or you do not have a manager), or where you do not feel comfortable approaching your manager with your question, discuss it with the Vice President of Administration, another Company officer or the Audit Committee of the Board of Directors.

         - You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. Somanetics does not permit retaliation of any kind against employees, officers and directors for good faith reports of ethical violations.

         - Always ask first, act later: If you are unsure of what to do in any situation seek guidance before you act.

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15.      DISCLOSURES AND CONTROLS

         All employees, officers and directors of Somanetics are responsible for full, fair, accurate, timely and understandable disclosure in reports and documents that Somanetics files with, or submits to, the SEC and in other public communications made by Somanetics. Accordingly, it is the responsibility of Somanetics' employees, officers and directors promptly to bring, or cause to be brought, to the attention of the persons responsible for creating such disclosures, the CEO and the Vice President of Finance any material information of which he or she may become aware that affects the disclosures made by Somanetics in its public filings, submissions or communications or otherwise assist such persons in fulfilling their and Somanetics' responsibilities with respect to such public filings, submissions or communications.

         All employees, officers and directors of Somanetics shall promptly bring, or cause to be brought, to the attention of the persons responsible for creating such disclosures, the CEO, the Vice President of Finance and the Audit Committee any information he or she may have concerning (a) significant deficiencies and material weaknesses in the design or operation of Somanetics' internal control over financial reporting which are reasonably likely to adversely affect Somanetics' ability to record, process, summarize, and report financial information, or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in Somanetics' internal control over financial reporting.

16.      ACCOUNTABILITY FOR ADHERENCE TO THIS CODE OF BUSINESS CONDUCT AND
         ETHICS

         The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code of Business Conduct and Ethics. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code of Business Conduct and Ethics, and shall include written notices to the individual involved that the Board or its designee has determined that there has been a violation, and may include censure by the Board or its designee, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board or its designee) and termination of the individual's employment or other service or actions to remove the individual as a director. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

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                            ACKNOWLEDGMENT OF RECEIPT

I acknowledge receipt of the Somanetics Corporation Code of Conduct and Ethics and agree to abide by its standards and procedures.

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Signature                                              Date

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